Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	November 1, 2006
No. 1063

Coherent, Inc. Reports Selected Financial Information for the Fourth Quarter and Fiscal Year 2006

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced unaudited selected financial results for its fourth fiscal quarter and fiscal year ended September 30, 2006.

Net sales for the fourth quarter of fiscal 2006 totaled $158.0 million, a sequential increase of 5.7% compared to the $149.5 million reported in the third quarter of fiscal 2006 and an increase of 18.1% as compared to $133.8 million in the corresponding prior year quarter.  Net sales for the fiscal year ended September 30, 2006 totaled $584.6 million, a sequential increase of 13.2% compared to the $516.3 million for the prior fiscal year.

Orders received during the quarter ended September 30, 2006 of $152.8 million, decreased 6.8% from the same prior year period and decreased 0.2% compared to the immediately preceding quarter. Backlog was $199.1 million at September 30, 2006 compared to a backlog of $199.1 million at the end of the third quarter of fiscal 2006 and $194.1 million at October 1, 2005.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “We concluded the fiscal year with record sales, excellent cash generation and maintaining a substantial backlog. Coherent is exceptionally well positioned for the upcoming fiscal year given the breadth and depth of our product portfolio combined with our outstanding financial strength.”

Orders received for the twelve month period ended September 30, 2006 were $583.8 million, compared to $545.1 million in orders received during the same period a year ago.

At September 30, 2006, Coherent’s cash, cash equivalents and short-term investments totaled $495.1 million representing an increase of $31.7 million compared to the prior quarter ended July 1, 2006.

Ambroseo continued, “Although Coherent’s planned acquisition of Excel Technology did not receive German regulatory approval, we remain committed to our vision of both organic and acquisitive growth for the benefit of our customers and shareholders alike.”

Coherent has initiated an independent review by a special committee of its board of directors of the company’s historical stock option practices and related accounting.  The company requested the independent review following an internal review of its historical stock option practices, which was a voluntary review initiated in light of news of the option practices of numerous companies across several industries.  Independent counsel and advisors will assist the special committee with its review.  At this time, Coherent has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements. The company will provide only select financial information while the special committee completes its review.

Coherent’s conference call scheduled for 1:30 p.m. PT today will include discussions relative to the current selected financial information and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as Coherent’s position for the upcoming fiscal year, backlog and Coherent’s vision of organic and acquisitive growth, are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with general market and business conditions, currency adjustments, contract cancellations, customer payments and acceptance of our products, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, and development of markets for the Company’s products and services, the final conclusions of the special committee (and the timing of such conclusions) concerning matters relating to the company’s stock option grants and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s Registration Statement on Form S-3 (as amended and filed with the SEC on October 4, 2006) and the reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the company. Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056-0980 . Telephone (408) 764-4000